  Exhibit 10.1

COMMON STOCK PURCHASE AGREEMENT

by and between and among

Giant Beverage, Inc

And

Frank Iemmiti and Anthony Iemmiti
(the “Sellers”)

and

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC. A DELAWARE CORPORATION
(the “Buyer”)

dated as of

September 23, 2017

COMMON STOCK PURCHASE AGREEMENT1

This Common Stock Purchase Agreement (this “Agreement”) is dated as of September 23, 2017, between:

Giant Beverage, Inc., a New York corporation (“Giant”), Frank Iemmiti and Anthony Iemmiti (collectively, the “Seller” or the “Sellers”) and Hispanica International Delights of America, Inc., a Delaware corporation (the “Buyer”).

Recitals

●
WHEREAS, the Sellers own 100% of its issued and outstanding Common Stock of Giant (the “Common Stock”), which amount is 200 shares of Common Stock (the “Seller Shares”).

●
WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all the Common Stock owned by the Seller, subject to the terms and conditions set forth herein;

●
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
      1.01. Definitions.

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.

 “Commercialization Rights” shall mean all rights (other than the Intellectual Property Rights) owned or controlled by Sellers and Giant, including, but not limited to, the right to manufacture, have manufactured, use, offer to sell, sell, import and export including all regulatory filings, inventory, marketing materials, contracts, manufacturing agreements, online and retail accounts distributions agreements and all other rights, to commercialize the Product in the Territory

“Consumer Marketing and Sales Strategy and Agreements” shall mean Giant Beverage’s strategy to sell the Product to consumers directly or through third party retailers, wholesalers or other distributors and any agreements oral or written with such parties;

“Encumbrance” with respect to any property or asset, any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, hypothecation, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other comparable restriction or limitation whatsoever in respect of such property or asset. For the avoidance of doubt, “Encumbrance” shall exclude any restrictions on transfer under securities Laws.

“Equity Interests” means, with respect to a Person (a) any shares, participations, capital stock or similar security in a corporation, partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, or the comparable instruments for any other entity, or any other interest entitling the holder thereof to participate in the profits of such Person, the proceeds or the disposition of such entity or any portion thereof, or to vote for the governing body of such entity and (b) options, warrants or other securities convertible into, or exercisable for, or exchangeable for, any equity securities (including those set forth in clause (a)) of such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means Common Stocked States generally accepted accounting principles, consistently applied and as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

 “Intellectual Property” means all intellectual property and intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents, patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

 “Knowledge of GIANT”, “GIANT’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Giant and each of Frank Iemmiti and Anthony Iemmiti.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Loss” or “Losses” means all losses, liabilities, damages, deficiencies, judgments, awards, interest, penalties, costs and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable fees and expenses incurred in connection with investigating, defending against or settling any of the foregoing, and specifically excluding any claims of incidental or consequential damages or any lost profits or revenue.

“Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of GIANT to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and Laws, or (ii) be materially adverse to the business, capitalization, financial condition or results of operations of GIANT and its subsidiaries taken as a whole; provided, however that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any Effect to the extent attributable to: (a) changes in general economic, business or political conditions or the securities markets in general; (b) changes in or affecting the industries in which GIANT operates; (c) an earthquake or other natural disaster; (d) a change in applicable Law (or change in the enforcement of any Law by any Governmental Entity, GAAP; (e) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism, and (f) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement (including the loss or departure of employees or adverse developments in relationships with suppliers, or other business partners but excluding any Actions arising out of, or in any way connected with, this Agreement or any other transactions contemplated hereby, but not including, for the avoidance of doubt, any breach or violation of a contract resulting from GIANT’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby), except in the case of each of (a) – (e), to the extent such effect disproportionately affects GIANT relative to other industry participants.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles, deed or certificate of formation or organization, and its limited liability company agreement, by-laws or operating agreement as amended from time to time; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for the Seller, except for the fees and disbursements of the Seller Counsel borne and paid for by the Buyer as provided in Section 4.03(g).

“Tax” (or collectively, “Taxes”) shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, unclaimed property, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance) together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof or attachment thereto.

“Territory” shall mean worldwide in all fields whatsoever.

“Trademark” and “Trademark Applications” shall mean those trademark and trademark applications owned or controlled by Sellers and the Giant Beverage relating to the Product in the Territory as listed in Exhibit C attached hereto;

“Transaction Documents” means this Agreement and each other agreement or certificate delivered by Buyer or Seller pursuant to this Agreement.

1.02. Incorporation. Any Schedules or Exhibits referenced herein are hereby incorporated into this Agreement.

1.03 Purchase and Sale. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at ____New York time on the second (2nd) Business Day following satisfaction (or, to the extent not prohibited by Law, waiver by the party to this Agreement entitled to the benefits thereof) of all of the conditions set forth in Article VI of this Agreement (other than those conditions that, by their nature, are to be satisfied by actions taken at the Closing, but subject to the satisfaction (or waiver) of those conditions at the Closing) (the “Closing Date”), unless another time, date or place is agreed to in writing by the Buyer and the Seller. At the Closing: (i) the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, all the Seller’s right, title and interest the Common Stock, free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) Seller shall assign to the Buyer and the Buyer shall assume from the Seller, the shareholder loans reflected on Exhibit (the “Loans”), for the consideration specified in Section 1.04 (the “Acquisition”). Regardless of the actual time of the Closing, except as otherwise expressly provided herein, for tax and accounting purposes, the Closing shall be deemed effective as of the close of business on the Closing Date.

1.04 Purchase Price/Expenses. In consideration for the purchase of the Seller Shares, at the Closing:

a)
The Buyer shall pay the Seller $600,000, payable as follows: (a) Buyer shall pay off the Seller’s loans due to Wells Fargo and Empire State Bank (the “Payoff”) as reflected in the Seller’s balance sheet as of July 31, 2017 (Balance Sheet attached hereto as Exhibit ___), which loans in the aggregate total $184,917.90; (b) $124,082,10 to be deposited into the Seller’s Checking Operating Account to be used as the Seller’s working capital; and (c) the Buyer shall pay the Seller 1,455,000 shares.
b)
Consistent with the terms of 1.04(a), the Buyer shall issue and sell to the Sellers, free and clear of all Encumbrances, 1,455,000 shares of Common Stock of the Buyer (“Buyer Shares” or the “Stock Consideration”).
c)
If after 12 months from the date of this Agreement, the Buyer’s shares are trading below twenty ($0.20) cents, then the Buyer shall issue 485,000 additional shares to accomplish the full Stock Consideration.
d)
Pursuant to the Lockup and Leak out Agreements attached hereto as Exhibits __, the Stock Consideration shall be locked up for a period of 12 months following the execution of this Agreement and thereafter shall be subject to a leak out of 25% the previous 30 days daily volume.

Except as otherwise expressly provided herein, the expenses incurred in connection with the negotiation, execution, and delivery of this Agreement and the consummation of the transactions in the Agreement shall be paid by the party incurring such costs and expenses, including that the Buyer shall be responsible for its due diligence expenses.

 1.05 Transactions to be Effected at the Closing.

(a)   On or prior to the Closing Date, the following transactions shall be effected:

(i)
The Buyer shall deliver to the Seller one or more stock certificates representing the Buyer Shares, duly executed by authorized officers of the Buyer.
(ii)
The Seller shall deliver to the Buyer one or more stock certificates representing the Seller Shares, duly executed by authorized officers of Giant.
(iii)
This Agreement and all other agreements, documents, instruments or certificates required to be delivered on the Closing Date by the respective parties shall be delivered at or prior to the Closing Date in accordance with the terms hereof.
(iv)
On and as of the Closing Date, GIANT shall have sufficient cash and working capital to allow GIANT to operate in the ordinary course of business consistent with past practices. Further, sufficient cash shall be available on the date of Closing to pay federal and state income taxes on taxable income through the date of Closing. Notwithstanding anything to the contrary in this Agreement, the Buyer and the Seller acknowledge and agree that if the Seller determines, in its reasonable discretion, that GIANT requires additional cash on the Closing Date for the condition in the immediately preceding sentence to be satisfied, then the Sellers may promptly contribute a portion of the proceeds of the Purchase Price (after receipt thereof from the Buyer) to GIANT to ensure that such condition will be satisfied after giving effect to any such contribution, without violating this Section 1.05(a)(iv).
(v)
The amount of working capital and taxes due to be available on the date of Closing shall be mutually agreed upon by the Sellers and Buyer, but in no event, shall the amount of working capital available at closing be less than the amount of working capital on Giant’s balance sheet as of the date of execution of this Agreement.
(vi)
Buyer shall confirm and acknowledge to Sellers that Frank Iemmiti receive the following compensation in connection with his position as the General Manager of Giant consistent with his past compensation.
(vii)
Frank Iemmiti and Anthony Iemmiti shall be required to execute a non-compete agreement agreeing not to compete in a similar business of the Buyer. The term of the non-compete agreement shall be for a period of not less than 5 years commencing upon the termination of his employment contract with the Buyer and shall contain such other provisions as shall be mutually agreed upon prior to Closing.
(viii)
Sellers and the Giant shall sell and assign all their Intellectual Property Rights for the Product in the Territory to Purchaser, and Buyer shall immediately assume all future expenses related to the prosecution and maintenance of Intellectual Property Rights for the Products in the Territory. In the event Buyer requests the assistance of Sellers and in the prosecution and maintenance of the Intellectual Property Rights for the Product in the Territory, Sellers and the Giant Beverage shall so cooperate with Purchaser.
(ix)
Sellers and Giant shall provide Buyer and convey the following assets of Giant with copies of all current hard and soft marketing, contacts, suppliers, email database, software, hardware and website including domain names backend materials available in Sellers’s possession relating to websites listed in Exhibit__ in the Territory on or prior to closing the Transaction.
(x)
Post-closing, Fernando Alonzo shall assume the position of Chief Executive Officer of Giant.
(xi)
The Buyer shall execute a lease agreement for a term of 5 years with Iemmiti & Iemmiti, LLC as the Lessor for 3 of the 4 units located at 16 Brienna Court, Staten Island, New York 10309, obligating the Buyer to pay monthly rent of $8,500 on the lst of each month beginning on _____, 2017 (and an amount reflecting the pro-rated month for the time period between signing this Purchase Agreement and the lst of the next month), which monthly lease amount shall be subject to a 2 ½ % increase each succeeding year of said lease.
(xii)
The Buyer shall assume the credit card and all supplier’s debt in the amount of $165,119 and $107,235, respectively, as reflected on the balance sheet of the Seller as of July 31, 2017.
(xiii)
Frank Iemmiti and Anthony Iemmiti shall each execute the Non-Competition, Non-Solicitation and Non-Disclosure Agreements attached here to as Exhibits _.

(b) As of the Closing, in the event that there is an adjustment to the Balance Sheet of the Seller as of July 31, 2017, i.e. higher or lower liabilities or higher or lower assets than previously agreed to by the Buyer and the Seller, the Seller shall hold back the Note until there is an appropriate adjustment to the Note on a dollar for dollar basis thereby increasing or decreasing the principal amount of the Note due from Hispanica to Frank Iemmiti and Anthony Iemmiti as the circumstances dictate. If the liabilities are higher or lower than 5% when comparing the July 31, 2017 balance sheet, there shall be no such adjustment.

(c) Should there be new payables due after the Closing that the Seller failed to disclose to the Buyer, there shall be corresponding decreases on a dollar for dollar basis in the
Share Consideration.

(d)
The Closing is further subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(i)
Board of Director Approval. If required by applicable law, the Agreement and the transactions specified herein shall have been approved by the Board of Directors, or similar governing body, of GIANT, the Sellers and the Buyer.

(ii)
Shareholder Approval. If required by applicable law, the majority of voting shares (or equivalent equity security) of GIANT, the Buyer and the Sellers shall approve the Agreement and the transactions hereby.

(iii)
Government Approval. All necessary government filings and approvals and all approvals by third parties (if any) necessary for the approval of the transactions shall have been obtained.

ARTICLE II

Representations and Warranties concerning GIANT

Except as set forth in the disclosure schedules delivered with this Agreement (the “Disclosure Schedules”) (it being expressly agreed that the disclosures in any section or subsection of the Disclosure Schedules shall qualify the corresponding section or subsection of this Agreement and any other section or subsection of the Agreement to the extent such matter’s relevance to such other section or subsection is reasonably apparent), GIANT makes the following representations and warranties to the Buyer as of the date hereof, except for representations and warranties made as of a specific date, the accuracy of which will be determined only as of the specified date.

         2.01 Organization and Authority of GIANT. GIANT has full power and authority to enter this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by GIANT of this Agreement, the performance by GIANT of its obligations hereunder and thereunder and the consummation by GIANT of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of GIANT. When this Agreement is duly executed by GIANT and delivered to the Buyer, this Agreement shall constitute a legal, valid and binding obligation of GIANT enforceable against it in accordance with its terms. When each other Transaction Document to which GIANT is, or will be, a party has been duly executed and delivered by GIANT, such Transaction Document will constitute a legal and binding obligation of the Sellers enforceable against it in accordance with its terms.

         2.02 Qualification of GIANT. GIANT is duly organized, validly existing and in good standing under the Laws of their respective jurisdictions or organization and have full power and authority to own, operate or lease the properties and assets now owned, operated or leased by them and to carry on their business as it has been and is currently conducted, except as, individually or in the aggregate, would not have a Material Adverse Effect. Schedule 2.02 sets forth each jurisdiction in which GIANT is licensed or qualified to do business, and GIANT is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect.

       2.03 Capitalization.

(a) The Sellers are the record owner of and has good and valid title to the Common Stock, free and clear of all Encumbrances other than Permitted Encumbrances. The Common Stock have been duly authorized and are validly issued and fully-paid.

(b) The Common Stock was issued in compliance with applicable Laws. The Common Stock were not issued in violation of the Organizational Documents of GIANT or its Affiliates or any other agreement, arrangement or commitment to which the Sellers or GIANT is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Common Stock or obligating the Sellers to sell any of its Common Stock. Other than the Organizational Documents of GIANT, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Common Stock.

2.04 No Other Interests Subsidiaries or Affiliates. Schedule () sets forth a list of all Persons whose equity interests are owned by GIANT, directly or indirectly, as of the Closing Date. GIANT does not own, or have any interest in any shares or have an ownership interest in any other Person other than (prior to Closing), except as set forth on Schedule ().

2.05 No Conflicts; Consents. The execution, delivery and performance by GIANT of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of GIANT; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to GIANT; (c) require the consent, notice or other action by any Person, conflict with, result in a material violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which GIANT is a party or by which GIANT is bound or to which any of their respective properties and assets are subject or any material permit affecting the properties, assets or business of GIANT; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of GIANT, other than Permitted Encumbrances. Other than any consents, approvals, filings and Governmental Orders required under the Laws of Spain, no consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to GIANT in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.

2.06 Financial Statements. Complete copies of GIANT’s financial statements consisting of the balance sheet of GIANT as of July 31, 2017 for the period then ended and the related statements of income for the year then ended (the “Financial Statements”), are set forth in Schedule () or have been delivered to the Buyer. Except as disclosed in the Financial Statements, the Financial Statements have been prepared to the best of GIANT’s ability in accordance with GAAP, applied on a consistent basis throughout the period involved, subject to, as applicable, normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of GIANT, and present in all material respects the financial condition of GIANT as of the respective dates they were prepared and the results of the operations of GIANT for the periods indicated. The balance sheet of GIANT as of July 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. GIANT maintains a standard system of accounting established and administered in accordance with GAAP.

2.07 Undisclosed Liabilities. To GIANT’s knowledge, GIANT has no material liabilities, obligations or commitments of any nature whatsoever, absolute or contingent, accrued or unaccrued, matured or un-matured or otherwise except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

2.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, to GIANT’s knowledge, there has not been, with respect to GIANT, any:

(a)   event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)   amendment of the Organizational Documents of GIANT;

(c)   issuance of additional Common Stock in GIANT;

(d)   issuance, sale or other disposition of, or creation of any Encumbrance other than a Permitted Encumbrance on, any capital stock in GIANT, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock in GIANT;

(e)   declaration or payment of any distributions on or in respect of any capital stock in GIANT or redemption, purchase or acquisition of any of GIANT’s outstanding capital stock;

(f)   material change in any method of accounting or accounting practice of GIANT, except as required by GAAP, as applicable, or as disclosed in the notes to the Financial Statements;

(g)  material change in GIANT’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)   entry into any contract that would constitute a Material Contract;

(I)   incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice.

(j)   transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any material debts or entitlements;

(k)   transfer, assignment or grant of any license or sublicense of any material Intellectual Property of GIANT;

(l)   material damage, destruction or loss (whether covered by insurance) to its property;

(m)   any material capital investment in, or any material loan to, any other Person;

(n)   acceleration, termination, material modification to or cancellation of any Material Contract to which GIANT is a party or by which it is bound;

(o)   any material capital expenditures;

(p)   imposition of any material Encumbrance other than a Permitted Encumbrance upon any of GIANT’s properties or assets, tangible or intangible;

(q)   any material loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(r)   entry into a new line of business or abandonment or discontinuance of existing lines of business;

(s)   adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)   purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $___, individually (in the case of a lease, per annum) or $_____ in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(u)  acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, Common Stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(v)   action by GIANT to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer in respect of any Post-Closing Tax Period; or

(w)   any contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

2.09 Material Contracts.

(a)  Except as set forth on Schedule ( ), there are no agreements, understandings, instruments, contracts or proposed transactions to which GIANT is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, GIANT in excess of $____ in any twelve month period, or (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from GIANT (other than off-the shelf, shrink-wrapped or "click to accept" software licenses or other licenses to generally commercially available software), (the “Material Contracts”).

(b)  Each Material Contract is valid and binding on GIANT in accordance with its terms and is in full force and effect. Neither GIANT or, to its Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and rules of law governing specific performance, injunctive relief and other equitable remedies. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

2.10 Title to Assets; Real Property.

(a)           GIANT owns no real property. To its knowledge, GIANT has good and valid leasehold interest in all property that it leases and all material personal property and other material assets reflected in the Financial Statements, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of Encumbrances, except (a) as reflected in the Financial Statements, (b) liens for Taxes not yet due and payable, and (c) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby (the foregoing, the “Permitted Encumbrances”). Any property and facilities held under lease by GIANT is held by it under valid, subsisting and enforceable leases of which GIANT is complying, except where the failure to be complying would not reasonably be expected to result in a Material Adverse Effect on GIANT.

(b)   Schedule ( ) lists (i) the street address of each parcel of leased property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. GIANT is not a sub lessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased property. The use and operation of the property in the conduct of GIANT’s business do not violate in any material respect any material Law, covenant, condition, restriction, easement, license, permit or agreement. To GIANT’s Knowledge, no material improvements constituting a part of the property encroach on real property owned or leased by a Person other than GIANT. There are no Actions pending nor, to GIANT’s Knowledge, threatened against or affecting property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

2.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of GIANT are adequate for the uses to which they are being put. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by GIANT, together with all other properties and assets of GIANT, are sufficient for the continued conduct of GIANT’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute materially all of the rights, property and assets necessary to conduct the business of GIANT as currently conducted.

2.12 Inventory. All inventory of GIANT, whether reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by GIANT free and clear of all Encumbrances, other than Permitted Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of GIANT.

2.13 Accounts Receivable. The accounts receivable reflected on the Financial Statements (a) have arisen from bona fide transactions entered by GIANT involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of GIANT not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

2.14 Insurance. Schedule () sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by GIANT and relating to the assets, business, operations, employees, officers and managers of GIANT (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect. GIANT has not received any written notice of cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of GIANT. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the business of GIANT pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. GIANT is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to GIANT and are sufficient for compliance with all applicable Laws and Contracts to which GIANT is a party or by which it is bound.

2.15 Legal Proceedings; Governmental Orders.

(a)   There are no Actions pending or to GIANT’s Knowledge, threatened (a) against or by GIANT affecting any of its properties or assets (or by or against any Affiliate thereof relating to GIANT); or (b) against or by GIANT that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To GIANT’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)   There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting GIANT or any of its properties or assets. To GIANT’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any material Governmental Order.

2.16 Compliance with Laws; Permits.

(a)   To its knowledge, GIANT is not in violation of any Laws applicable to it or its business, properties or assets that has had or could reasonably be expected to result in a Material Adverse Effect.

(b)   To its knowledge, all permits required for GIANT to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect. All fees and charges with respect to such permits as of the date hereof have been paid in full. Schedule 2.16 lists all current material permits issued to GIANT, including the names of the Permits and their respective dates of issuance and expiration. To GIANT’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any permit set forth in Schedule ( ).

2.17 Employment Matters. Schedule ( ) contains a list of all persons who are employees, independent contractors or consultants of GIANT as of January 2017, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. To its knowledge, GIANT is not a party to or bound by any collective bargaining or any other type of labor or union agreement which covers any employees. To GIANT’s Knowledge, no strike, labor suit or proceeding or labor administrative proceeding is pending or to GIANT’s Knowledge, threatened respecting the employees, and to its knowledge, no such matter has been threatened.

2.18 Taxes.

(a)   All income and other material Tax Returns required to be filed on or before the Closing Date by GIANT have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by GIANT (whether shown on any Tax Return), as of the Closing Date, have been, or will be, timely paid.

(b)   GIANT has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)   No claim has been made by any taxing authority in any jurisdiction where GIANT does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)   No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of GIANT.

(e)  GIANT is not a party to any Action by any taxing authority. There are no pending or to GIANT’s Knowledge, threatened Actions by any taxing authority.

2.19 Books and Records. The minute books of GIANT, to the extent records were created, are correct in all material respects and have been maintained in accordance with sound business practices. At the Closing, all of such books and records will be in the possession of GIANT.

2.20 Brokers. Except as set forth on Schedule __ no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission relating to the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Sellers.

2.21 Labor Relations. To GIANT’s Knowledge, no material labor dispute exists or is imminent with respect to any of the employees of GIANT which has had or could reasonably be expected to result in a Material Adverse Effect. None of GIANT’s employees is a member of a union that relates to such employee’s relationship with GIANT, and GIANT is not a party to a collective bargaining agreement or any labor or union agreement which covers GIANT’s employees. To the Knowledge of GIANT, no officer, director or agent of GIANT, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other Material Contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of any GIANT employee by the Buyer will not subject the Buyer to any liability with respect to any of the foregoing matters.

ARTICLE III

Representations and Warranties of the Buyer

Except as set forth in the Disclosure Schedules (it being expressly agreed that the disclosures in any section or subsection of the Disclosure Schedules shall qualify the corresponding section or subsection of this Agreement and any other section or subsection of the Agreement to the extent such matter’s relevance to such other section or subsection is reasonably apparent), the Buyer represents and warrants to the Sellers that the statements contained in this Article III are true and correct as of the date hereof.

3.01 Organization and Authority of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida. The Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and any other Transaction Document to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms. When each other Transaction Document to which the Buyer is or will be a party has been duly executed and delivered by the Buyer, such Transaction Document will constitute a legal and binding obligation of the Buyer enforceable against it in accordance with its terms. The Buyer has made available to the Sellers true, correct and complete copies of all Organizational Documents of the Buyer, including all amendments thereto.

 The Buyer has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except as, individually or in the aggregate, would not have a Material Adverse Effect. Schedule 3.01 sets forth each jurisdiction in which the Buyer is licensed or qualified to do business, and the Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect.

3.02 No Conflicts; Consents. The execution, delivery and performance by the Buyer of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Buyer is a party or is bound or to which any of its properties or assets are subject (including any Material Contracts) or any permit affecting the properties, assets or business of the Buyer. Other than any consents, approvals, filings and Governmental Orders required under the Laws of Spain, no consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.

3.03 Brokers. Except as set forth on Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission relating to the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.

3.04 Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

3.08 Compliance with Laws; Litigation.

(a) The Buyer is in compliance, and during the five (5) years preceding the date of this Agreement has been in compliance, in all material respects, with all Laws applicable to it or the operation of its businesses or by which any of its assets are bound or affected. Neither the Buyer nor any of its direct and indirect subsidiaries is in receipt of, or has received in the five (5) years preceding the date of this Agreement, any written notice of any material violation of any Laws applicable to them or the operations of their respective businesses or by which their assets are bound or affected.

(b) There are no Actions pending or, to the knowledge of the Buyer, threatened (a) against or by the Buyer affecting any of its properties or assets (or by or against any Affiliate thereof relating to the Buyer); or (b) against or by the Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the knowledge of the Buyer, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(c) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Buyer or any of its properties or assets (or by or against any Affiliate thereof relating to the Buyer). To the knowledge of the Buyer, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

ARTICLE IV

Tax Matters

4.01 Tax Covenants.

(a)   All transfer, documentary, sales, use, stamp, registration, value added and other such fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Buyer when due. The Buyer shall, at its own expense, timely file any Tax Return or other document with respect to the foregoing taxes or fees (and the Sellers shall cooperate with respect thereto as necessary).

(b)   The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by GIANT after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. The Buyer shall permit the Sellers to review and comment on each such Tax Return described in this subsection before filing and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers.

(c) Any Tax refunds that are received by the Buyer, and any amounts credited against Tax to which the Buyer become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Sellers and the Buyer shall pay over to the Sellers any such refund or the amount of any such credit (net of any Taxes of the Buyer or GIANT attributable to such refund or credit) within 15 days after receipt or entitlement thereto.

(d) The Buyer shall not, and shall not cause or permit GIANT to, (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each such case without the prior written consent of the Sellers.

         4.02 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)   in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which GIANT holds a beneficial interest shall be deemed to terminate at such time); and

(b)   in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

ARTICLE V

Conditions to Closing

         5.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)   No Action shall have been commenced against the Buyer or the Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

         5.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)  All approvals, consents and waivers that are listed in Section 2.05 shall have been received, and executed counterparts thereof shall have been delivered to the Buyer at or prior to the Closing.

(b)  This Agreement and the Assignment and Assumption Agreement shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Buyer.

(c)   The Buyer shall have received a certificate, dated the Closing Date and signed by an authorized officer or director of GIANT or the Sellers, that each of the conditions set forth in Section 6.02 have been waived or satisfied.

(d)   Sellers shall have delivered to the Buyer a good standing certificate (or its equivalent) for the Sellers from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Sellers is organized.

(e) The representations and warranties of GIANT contained in Article II of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar qualifier set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be so true, correct and complete, has not had, individually or in the aggregate, a Material Adverse Effect.

(h) The Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer at or prior to the Closing.

       5.03 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’s waiver, at or prior to the Closing, of each of the following conditions:

(a)   This Agreement and the Assignment and Assumption Agreement shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Sellers.

(b)   The Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Buyer, that each of the conditions set forth in Section 6.03 have been satisfied.

(c)   The Sellers shall have received a resolution adopted by the board of directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby.

(d)   The Sellers shall have received evidence satisfactory to the Sellers (in its sole and absolute discretion) that the Buyer has delivered to the Sellers the Purchase Price by wire transfer of immediately available funds to the account designated by the Sellers to the Buyer.

(e) The Buyer shall deliver to the Sellers one or more stock certificates representing the Buyer Shares, duly executed by authorized officers of the Buyer.

(f) The Buyer shall have delivered to the Sellers a good standing certificate (or its equivalent) for the Buyer from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Buyer is organized.

(g) The representations and warranties of the Buyer contained in Article III of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “material adverse effect” or similar qualifier set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date).

(h) The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer at or prior to the Closing.

ARTICLE VI

Indemnification

                 6.01 Survival. The representations and warranties contained herein shall survive the Closing Date and shall remain in full force and effect until the date that is one year from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

                 6.02 Indemnification by the Sellers. Subject to the other terms and conditions of this Article VI, for a term beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Sellers shall indemnify and defend each of the Buyer and its Affiliates (including GIANT) and their respective representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (except as provided in this Article VII) incurred by the Buyer Indemnitees arising out of:

(a)   any material breach of any of the representations or warranties of the Sellers contained in this Agreement; or

(b)   any material breach of any covenant, agreement or obligation to be performed by the Sellers pursuant to this Agreement.

       6.03 Indemnification by the Buyer. Subject to the other terms and conditions of this Article VII, for a term beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Buyer shall indemnify and defend each of the Sellers and its Affiliates and their respective representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred by the Sellers Indemnitees arising out of:

(a)   any material breach of any of the representations or warranties of the Buyer contained in this Agreement; or

(b)   any material breach of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement.

         6.04 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a)   Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of GIANT, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if it is adjudicated that, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party does not assume the defense of the proceeding, the Indemnified Party must obtain the Indemnifying Party’s advance approval of the legal counsel engaged by the Indemnified Party to defend the proceeding. The Indemnifying Party shall not unreasonably withhold its approval of any legal counsel proposed to be engaged by the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 6.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Sellers and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim.

 (b)   Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in the Indemnification Section herein. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to the Indemnification Section herein it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)   Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses because of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to GIANT’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

6.05 Exclusions and Payments. An Indemnifying Party is not liable to an Indemnified Party for any Loss, unless: (i) the Indemnified Party requests payment or reimbursement of the Loss; (ii) the Indemnified Party furnishes the Indemnifying Party with evidence reasonably establishing the nature and amount of the Loss; (iii) the amount of the Loss has been determined and is absolute and liquidated (not contingent); and (iv) the cumulative amount of all Losses exceeds $____. Furthermore, an Indemnifying Party is not liable for any Loss to the extent that (A) it is paid or payable as a whole or in part by an insurance policy, (B) the Indemnifying Party is actually prejudiced by any failure of the Indemnified Party to promptly notify the Indemnifying Party of any fact, event, or proceeding (including any claim, action, demand, inquiry, lawsuit, or investigation, whether formal or informal, pending, threatened, or completed, or civil, criminal, administrative, or investigative) that results in, or reasonably could be expected to result in, the incurrence of a Loss, or (C) it is reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized by the Indemnified Party as a result of such Loss. The maximum, aggregate liability of the Indemnifying Party for all Losses is limited to $______. This Article VI shall be the sole and exclusive remedy of the parties to this Agreement for any claims arising under this Agreement, including claims of fraud, any inaccuracy in or breach of any representation, warranty or covenant in this Agreement.

Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

ARTICLE VII

Miscellaneous

         7.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to the Sellers:
with a copy (which shall not constitute notice) to:
If to the Buyer:

Hispanica International Delights of America, Inc.
575 Lexington Ave 4th Floor
New York, NY 10022
c: 914 413 6106
Attn: Fernando Leonzo
Chairman & CEO
If to Buyer’s Counsel

Frederick M. Lehrer, P. A.
flehrer@securitiesattorney1.com
 (561) 706-7646

         7.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) except as otherwise expressly provided, any information “delivered” or “made available” to the Buyer shall include that information (i) contained in the virtual data room hosted by GIANT at least two (2) calendar days prior to the Closing Date or (ii) otherwise provided in writing (including electronically) to the Buyer or its representatives, as applicable, on or prior to the Closing Date. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

7.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.06 Entire Agreement. This Agreement, together with the Option and Purchase Agreement, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

7.07 Legal Representation. Each party to this Agreement has read and fully understands the terms and provisions hereof, has reviewed this Agreement with its legal counsel and/or advisor, has executed this Agreement based upon such party’s own judgment and advice of counsel, and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Buyer, its affiliates, advisors and/or attorneys have made no representation or warranty to the Sellers concerning the state or federal tax consequences to the Sellers regarding the transactions contemplated by this Agreement.

7.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, the Sellers may, without the prior written consent of the Buyer, assign all or any portion of its rights under this Agreement to one or more of its Affiliates, investors and/or equity owners. No assignment shall relieve the assigning party of any of its obligations hereunder.

7.09 No Third-party Beneficiaries. Except as provided herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Buyer and the Sellers, which amendment, once so executed, shall be binding on all parties to this Agreement as though direct signatories hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)   This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)   ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE COMMON STOCKED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

7.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.14 Termination by the Sellers. If any of the conditions set forth in Section 6.03 of this Agreement have not been satisfied by 5:00 PM New York time on [●], 20172 (the “Sellers Option Time”), this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Sellers, at its option, for any reason or no reason, at any time after the Sellers Option Time. In the event of termination by the Sellers pursuant to this Section 7.15, written notice of such termination shall be given to the Buyer (e-mail shall suffice) and the transactions contemplated by the Agreement shall be terminated, without further action, notice or deed by any party to this Agreement. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7.15, this Agreement shall become null and void and of no further force and effect, without any liability or obligation on the part of any party to this Agreement, except for the provisions of Sections 4.01, 4.02, 4.03, 4.04, 4.06 and Article VIII of this Agreement, all of which shall survive such termination. Nothing in this Section 7.15, however, shall be deemed to release any party to this Agreement from any liability for damages for any breach by such party of the terms and provisions of this Agreement in the event of such party’s fraud or willful misconduct, or to impair the availability of the remedy of specific performance in accordance with Section 7.12.

2 NTD: To insert the date which is two Business Days after the date of execution of the Common Stock Purchase Agreement.

Giant, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above.

SELLERS:
/s/ Frank Iemmiti Name: Frank Iemmiti
/s/ Anthony Iemmiti Name: Anthony Iemmiti

BUYER: HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.
By: /s/ Fernando Leonzo Name: Fernando Leonzo

GIANT: By: Name: Title